Exhibit 10.1
WAIVER AND AMENDMENT TO COMBINATION AGREEMENT
     This WAIVER and FIRST AMENDMENT TO COMBINATION AGREEMENT (this “Waiver and Amendment”) is made and entered into as of July 16, 2006, between Phelps Dodge Corporation, a New York corporation (“Portugal”), and Inco Limited, a corporation organized and existing under the laws of Canada (“Italy”).
RECITALS
     A. Portugal and Italy are party to a Combination Agreement, dated as of June 25, 2006 (as amended pursuant hereto, the “Combination Agreement”), providing, among other things, for an Arrangement pursuant to which an indirect wholly-owned subsidiary of Portugal will acquire all of the outstanding common shares of Italy and the shareholders of Italy immediately prior to the effectiveness of the Arrangement will receive the consideration described in the Combination Agreement herein and in the Plan of Arrangement referred to therein.
     B. Italy wishes to make certain modifications to the Italy Bid, including to increase the amount of the Offer and to reduce the Minimum Tender Condition (as such terms are defined in the Support Agreement), and to make certain modifications to the Support Agreement, including to provide for the payment of a special dividend by France to shareholders of France prior to the initial closing of the Italy Bid, and Portugal wishes Italy to make such modifications, to consent to such modifications and to grant certain irrevocable waivers of Italy’s obligations under the Combination Agreement in order for Inco to make such modifications, all as further provided herein.
     C. Portugal and Italy wish to amend the terms of the Arrangement to provide for an increase in the Per Share Cash Amount.
     D. Italy may desire to (i) acquire common shares of France prior to the Expiry Time (as defined in the Support Agreement) pursuant to subsection 94(3) of the Securities Act (Ontario), Ontario Securities Commission Rule 62-501 and all other applicable laws (the “Open Market Purchases”) and/or (ii) acquire common shares of France after the Expiry Time, subject to compliance with subsection 94(6) of the Securities Act (Ontario) and all other applicable laws (the “Subsequent Purchases”) and Portugal desires to authorize Italy to make the Open Market Purchases and/or the Subsequent Purchases.
     E. Portugal and Italy wish to make certain conforming modifications to the Combination Agreement as further set forth herein.
     F. All capitalized terms used herein without being specifically defined are used as defined in the Combination Agreement.

     NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
WAIVER AND COVENANT
     1.1. Waivers. Portugal hereby consents to and irrevocably grants such waivers as may be required under the Combination Agreement in order to allow Italy to:
     (a) modify the Italy Bid in order to increase the Offer (as defined in the Support Agreement) by Cdn. $1.00 in cash, after taking into account the France Special Dividend (as defined below), and to make such conforming changes as are necessary to reflect such increase (the “Italy Offer Increase”);
     (b) modify the Italy Bid in order to reduce the Minimum Tender Condition (as defined in the Support Agreement) from 66 2/3% to 50.01%, calculated on a Fully-Diluted Basis (as defined in the Support Agreement) (the “Minimum Tender Condition Reduction”);
     (c) amend the Support Agreement, in the form previously provided to Portugal, including to provide for the payment of a dividend by France in the amount of Cdn. $0.75 in cash to all France shareholders as of a record date not later than July 26, 2006 (the “France Special Dividend”);
     (d) make the Open Market Purchases and/or the Subsequent Purchases; and
     (e) enter into such consents or amendments with its lenders and prospective lenders as are appropriate to reflect the Italy Offer Increase, the Minimum Tender Condition Reduction, the Open Market Purchases and/or the Subsequent Purchases, and the France Special Dividend.
     1.2. Covenant. Italy agrees promptly to amend the Italy Bid to reflect the Italy Offer Increase, the Minimum Tender Condition Reduction and the France Special Dividend.
ARTICLE II
AMENDMENT OF COMBINATION AGREEMENT
     Portugal and Italy hereby amend the Combination Agreement as follows:

     2.1. Per Share Cash Amount. The Combination Agreement is hereby amended to increase the Per Share Cash Amount, as defined in clause (ii) of Section 2.1(a), from Cdn. $17.50 in cash to Cdn. $20.25 in cash. The parties will make such changes to the Plan of Arrangement as are necessary to reflect such increase in the Per Share Cash Amount.
     2.2. Section 5.6. Section 5.6 of the Combination Agreement is hereby amended by deleting the first sentence of that section and replacing it with the following sentence:
“At the request of Portugal, in the event that Italy acquires control of France, Italy shall cause France to use its reasonable best efforts to (i) redeem the outstanding France preferred shares Series F and 1 and the outstanding France convertible debentures in accordance with their respective terms, (ii) call a meeting of the holders of outstanding France preferred shares, Series G, H and 3 to approve amendments to the terms of such preferred shares to provide for the redemption of such preferred shares on such terms and conditions as are reasonably acceptable to Portugal and Italy, and (iii) redeem the France preferred shares, Series 2 following the Effective Time.”
     2.3. Section 6.2. Section 6.2 of the Combination Agreement is hereby amended to add a new paragraph (d) to the end thereof as follows:
     “(d) Notwithstanding anything herein to the contrary, in the event that Italy has acquired at least 50.01%, but less than two-thirds, of the outstanding common shares of France calculated on a Fully-Diluted Basis (as defined in the Support Agreement), Portugal may with the prior written consent of Italy, such consent not to be unreasonably withheld, postpone the mailing of the Portugal Proxy Statement (and the date of the Portugal Meeting) until such time as Italy has acquired at least two-thirds of the outstanding common shares of France.
     2.4. Section 8.1. Section 8.1 of the Combination Agreement is hereby amended to delete paragraph (g) thereof in its entirety.
     2.5. Subsection 8.3(a). Subsection 8.3(a) of the Combination Agreement is hereby amended be deleting the words “the France Acquisition has occurred” and replacing them with the words “Italy has acquired at least 50.01% of the outstanding common shares of France calculated on a Fully-Diluted Basis (as defined in the Support Agreement)”.
     2.6. Section 8.3. Section 8.3 of the Combination Agreement is hereby amended to add a new paragraph (e) to the end thereof as follows:

     “(e) France. Either (i) Italy shall have acquired at least 50.01% of the outstanding common shares of France calculated on a Fully-Diluted Basis (as defined in the Support Agreement) on the terms set forth in the Support Agreement and the Italy Bid Circular, without the waiver or change of any material term or condition thereof except as approved by Portugal in writing, or (ii) the Support Agreement shall have been terminated in accordance with its terms without Italy having acquired any shares of France pursuant to the Italy Bid. In the event that Italy shall have acquired at least two-thirds of the outstanding common shares of France, Italy shall have completed a France Subsequent Acquisition Transaction (the “France Condition”). Italy will give Portugal at least 5 days written notice of any determination to waive any material term or condition of the Support Agreement and the Italy Bid Circular and Portugal will inform Italy within such period whether or not Portugal consents to such waiver.”
     2.7. Section 9.3. Section 9.3 of the Combination Agreement is hereby amended as follows:
     (a) The reference to “two-thirds” in paragraph (vi) of Section 9.3(b) is deleted and replaced with “50.01%”.
     (b) The reference to “two-thirds” in the definition of Italy Termination Fee in Section 9.3(d) is deleted and replaced with “50.01%”.
ARTICLE III
GENERAL PROVISIONS
     3.1. Counterparts. This Waiver and Amendment may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     3.2. Governing Law. This Waiver and Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Waiver and Amendment shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York, except to the extent mandatorily governed by the laws of Canada. Except with respect to the Interim Order or Final Order or any other matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Waiver and

Amendment and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Waiver and Amendment or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 of the Combination Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
     3.3. Continued Effectiveness. The Combination Agreement as modified by this Waiver and Amendment is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Waiver and Amendment shall be effective only in the specific instances and for the specific purposes for which given.
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     IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION
By:	/s/ Ramiro G. Peru
	Name:	Ramiro G. Peru
	Title:	Executive Vice President and Chief Financial Officer

INCO LIMITED
By:	/s/ Simon A. Fish
	Name:	Simon A. Fish
	Title:	Executive Vice President, General Counsel and Secretary